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EXHIBIT 99.1

    INTERNATIONAL GAME TECHNOLOGY AND ANCHOR GAMING REPORT
FEDERAL TRADE COMMISSION REQUESTS ADDITIONAL INFORMATION

FOR IMMEDIATE RELEASE	AUGUST 29, 2001

    (Reno, NV) International Game Technology (NYSE: "IGT") and (Las Vegas, NV) Anchor Gaming (NASDAQ: "SLOT") today announced that they each received a request for additional information from the Federal Trade Commission in connection with IGT's pending acquisition of Anchor.

    The companies will comply with the request for additional information promptly. The merger is subject to the expiration of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period, the approval of the shareholders of IGT and Anchor, the approval of gaming regulatory agencies and other customary closing conditions. The transaction is expected to close in the first calendar quarter of 2002.

    IGT is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal. For more information on International Game Technology, visit our website at http://www.igt.com.

    Anchor Gaming is a diversified technology company with operations around the world. Anchor operates in three complementary business segments: gaming machines, gaming operations and gaming systems. The gaming machine segment focuses on the development and placement of unique proprietary games. The gaming operations segment operates a Native American casino in San Diego, two casinos in Colorado, and manages a gaming-machine route in Nevada. The gaming systems segment provides equipment, and related services to on-line lotteries, video lotteries, and pari-mutuel organizations. Anchor Gaming has equipment and systems in operation in the United States, Canada, Australia, Asia, Europe, South America, South Africa, and the West Indies.

    Statements in this release which are not historical facts, including statements about the pending acquisition of Anchor Gaming are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. The pending acquisition involves risks and uncertainties. Information on factors that could affect the pending acquisition are included in IGT's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 20, 2001. This registration statement may be obtained free of charge at the website of the Securities and Exchange Commission at http://www.sec.gov.

    Contact: Maureen Mullarkey (775) 448-0127 or Robert McIver (775) 448-0110, both for International Game Technology

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EXHIBIT 99.1